As filed with the Securities and Exchange Commission on October 10, 2012
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_______________

LUXFER HOLDINGS PLC
(Exact name of registrant as specified in its charter)

England and Wales	98-1024030
(State or other jurisdiction	(I.R.S. Employer Identification No.)
of incorporation or organization)

Anchorage Gateway
5 Anchorage Quay
Salford M50 3XE England
(44) 161 300-0600
(Address of principal executive offices)

Luxfer Holdings PLC Executive Share Option Plan
Luxfer Holdings PLC Long-Term Umbrella Incentive Plan
Luxfer Holdings PLC Non-Executive Directors Equity Incentive Plan
Luxfer Holdings PLC Executive Officer IPO Stock Option Grants
Luxfer Holdings PLC Non-Executive Director IPO Stock Option Grants
(Full titles of the plans)

Corporation Service Company
1180 Avenue of the Americas, Suite 210
New York, NY 10036
(800) 927-9801

(Name, address and telephone number of agent for service)

with copies to:

Sebastian R. Sperber, Esq.
Cleary Gottlieb Steen & Hamilton LLP
City Place House, 55 Basinghall Street
London EC2V 5EH England
Phone: (44) 20 7614-2200
Fax: (44) 20 7600-1698

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

_______________

CALCULATION OF REGISTRATION FEE
Name of the Plan	Title of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price(3)	Amount of registration fee
Luxfer Holdings PLC Executive Share Option Plan	Ordinary Shares	93,674	$20.91	$1,958,723	$267.17
Luxfer Holdings PLC Long-Term Umbrella Incentive Plan and Luxfer Holdings PLC Non-Executive Directors Equity Incentive Plan (4)	Ordinary Shares	680,410	$20.91	$14,227,373	$1,940.61
Luxfer Holdings PLC Executive Officer IPO Stock Option Grants	Ordinary Shares	368,000	$20.91	$7,694,880	$1,049.58
Luxfer Holdings PLC Non-Executive Director IPO Stock Option Grants	Ordinary Shares	40,200	$20.91	$840,582	$114.66
	Total	1,182,284	$20.91	$24,721,558	$3,372.02

(1) This Registration Statement registers ordinary shares, £1 par value each of Luxfer Holdings PLC (“Ordinary Shares”), that may be granted pursuant to Luxfer Holdings PLC Executive Share Option Plan, Luxfer Holdings PLC Long-Term Umbrella Incentive Plan, Luxfer Holdings PLC Non-Executive Directors Equity Incentive Plan, Executive Officer IPO Stock Option Grants and Non-Executive Director IPO Stock Option Grants (collectively, the “Plans”).  A portion of the Ordinary Shares may be represented by American Depositary Shares (“ADSs”).  ADSs evidenced by American Depositary Receipts issuable upon deposit of Ordinary Shares have been registered under the registration statements on Form F-6 (File No. 333-178281).   Each ADS represents one-half of an Ordinary Share.

(2) The amount being registered also includes an indeterminate number of Ordinary Shares that may be issuable under each Plan as a result of variations in share capital, share splits, share dividends or similar transactions, in accordance with Rule 416.

(3) Estimated solely for the purposes of calculation of the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), on the basis of the average of the high and low reported prices of ADSs as reported on the New York Stock Exchange on October 9, 2012 multiplied by two.

(4) The amount being registered includes the aggregate maximum number of Ordinary Shares that are available for awards under both the Luxfer Holdings PLC Long-Term Umbrella Incentive Plan and the Luxfer Holdings PLC Non-Executive Directors Equity Incentive Plan.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The reports listed below have been filed with or furnished to the Commission by Luxfer Holdings PLC, (the “Registrant”) and are incorporated herein by reference to the extent not superseded by reports or other information subsequently filed or furnished.

(a)  The Registrant’s prospectus dated October 3, 2012, filed pursuant to Rule 424(b) of the Securities Act (File No. 333-17828) , which contains the audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

(b)  The description of the Registrant’s Ordinary Shares and ADSs contained in the Registrant’s Registration Statement on Form 8-A (File No.  001-35370) filed on December 8, 2011 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any amendment or report filed for the purpose of updating such description; and

(c) All other reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

Not applicable.

Item 6.  Indemnification of Directors and Officers

The Registrant’s articles of association provide that, subject to the Companies Act 2006, every person who is or was at any time a director or other officer (excluding an auditor) of the Registrant may be indemnified out of the assets of the Registrant against all costs, charges, expenses, losses or liabilities incurred by him in performing his duties or the exercise of his powers or otherwise in relation to or in connection with his duties, powers or office.

The Registrant also maintains directors and officers insurance to insure such persons against certain liabilities.

               Sections 232 to 236 of the Companies Act 2006 provide as follows:

"232. Provisions protecting directors from liability

(1) Any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.
(2) Any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company, or of an associated company, against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is void, except as permitted by—

(a) section 233 (provision of insurance),

(b) section 234 (qualifying third party indemnity provision), or

(c) section 235 (qualifying pension scheme indemnity provision).

(3) This section applies to any provision, whether contained in a company's articles or in any contract with the company or otherwise.

(4) Nothing in this section prevents a company's articles from making such provision as has previously been lawful for dealing with conflicts of interest.

233. Provision of insurance

Section 232(2) (voidness of provisions for indemnifying directors) does not prevent a company from purchasing and maintaining for a director of the company, or of an associated company, insurance against any such liability as is mentioned in that subsection.

234. Qualifying third party indemnity provision

(1) Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying third party indemnity provision.
(2) Third party indemnity provision means provision for indemnity against liability incurred by the director to a person other than the company or an associated company.

Such provision is qualifying third party indemnity provision if the following requirements are met.

(3) The provision must not provide any indemnity against—

(a) any liability of the director to pay—

(i) a fine imposed in criminal proceedings, or
(ii) a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(b) any liability incurred by the director—

(i) in defending criminal proceedings in which he is convicted, or

(ii) in defending civil proceedings brought by the company, or an associated company, in which judgment is given against him, or

(iii) in connection with an application for relief (see subsection (6)) in which the court refuses to grant him relief.

(4) The references in subsection (3)(b) to a conviction, judgment or refusal of relief are the final decision in the proceedings.

(5) For this purpose—

(a) a conviction, judgment or refusal of relief becomes final—

(i) if not appealed against, at the end of the period for bringing an appeal, or
(ii) if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

(b) an appeal is disposed of—

(i) if it is determined and the period for bringing any further appeal has ended, or
(ii) if it is abandoned or otherwise ceases to have effect.

(6) The reference in subsection (3)(b)(iii) to an application for relief is to an application for relief under section 661(3) or (4) (power of court to grant relief in case of acquisition of shares by innocent nominee), or section 1157 (general power of court to grant relief in case of honest and reasonable conduct).

235. Qualifying pension scheme indemnity provision

(1) Section 232(2) (voidness of provisions for indemnifying directors) does not apply to a qualifying pension scheme indemnity provision.
(2) Pension scheme indemnity provision means provision indemnifying a director of a company that is a trustee of an occupational pension scheme against liability incurred in connection with the company's activities as trustee of the scheme.

        Such provision is qualifying pension scheme indemnity provision if the following requirements are met.

(3) The provision must not provide any indemnity against—

(a) any liability of the director to pay—

(i) a fine imposed in criminal proceedings, or
(ii) a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(b) any liability incurred by the director in defending criminal proceedings in which he is convicted.

(4) The reference in subsection (3)(b) to a conviction is to the final decision in the proceedings.

(5) For this purpose—

(a) a conviction becomes final—

(i) if not appealed against, at the end of the period for bringing an appeal, or
(ii) if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

(b) an appeal is disposed of—

(i) if it is determined and the period for bringing any further appeal has ended, or
(ii) if it is abandoned or otherwise ceases to have effect.

(6) In this section "occupational pension scheme" means an occupational pension scheme as defined in section 150(5) of the Finance Act 2004 (c 12) that is established under a trust.

236. Qualifying indemnity provision to be disclosed in a directors' report

(1) This section requires disclosure in directors' report of—

(a) qualifying third party indemnity provision, and
(b) qualifying pension scheme indemnity provision.

        Such provision is referred to in this section as "qualifying indemnity provision".

(2) If when a directors' report is approved any qualifying indemnity provision (whether made by the company or otherwise) is in force for the benefit of one or more directors of the company, the report must state that such provision is in force.
(3) If at any time during the financial year to which a directors' report relates any such provision was in force for the benefit of one or more persons who were then directors of the company, the report must state that such provision was in force.

(4) If when a directors' report is approved qualifying indemnity provision made by the company is in force for the benefit of one or more directors of an associated company, the report must state that such provision is in force.

(5) If at any time during the financial year to which a directors' report relates any such provision was in force for the benefit of one or more persons who were then directors of an associated company, the report must state that such provision was in force".

    Section 1157 of the Companies Act 2006 provides as follows:

        "1157. Power of court to grant relief in certain cases:

(1) If in proceedings for negligence, default, breach of duty or breach of trust against—

(a) an officer of a company, or
(b) a person employed by a company as auditor (whether he is or is not an officer of the company),

it appears to the court hearing the case that the officer or person is or may be liable but that he acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused, the court may relieve him, either wholly or in part, from his liability on such terms as it thinks fit.

(2) If any such officer or person has reason to apprehend that a claim will or might be made against him in respect of negligence, default breach of duty or breach of trust—

(a) he may apply to the court for relief, and
(b) the court has the same power to relieve him as it would have had if it had been a court before which proceedings against him for negligence, default, breach of duty or breach of trust had been brought.

(3) Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant (in Scotland, the defender) ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case from the jury and forthwith direct judgment to be entered for the defendant (in Scotland, grant decree of absolvitor) on such terms as to costs (in Scotland, expenses) or otherwise as the judge may think proper".

The Plans provide that to the extent permitted by applicable law, the Registrant will indemnify each director or employee of the Registrant to whom any duty or power relating to the administration or interpretation of the Plans has been given against any cost or expense or liability arising out of any action, omission or determination relating to the Plans.

Item 7.  Exemption from Registration Claimed

Not applicable.

Item 8.  Exhibits

The following exhibits are filed with or incorporated by reference into this Registration Statement (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):

4.1           The Memorandum and Articles of Association of Luxfer Holdings PLC (filed as exhibit 3.1 to the Registrant’s Registration Statement on Form  F-1, filed with the Commission on December 2, 2011).

4.2           Luxfer Holdings PLC Executive Share Option Plan (filed as exhibit 10.3 to the Registrant’s Registration Statement on Form  F-1, filed with the Commission on December 2, 2011).

4.3           Luxfer Holdings PLC Long-Term Umbrella Incentive Plan (filed as exhibit 10.4 to the Registrant’s Registration Statement on Form  F-1, filed with the Commission on December 2, 2011).

4.4           Luxfer Holdings PLC Non-Executive Directors Equity Incentive Plan (filed as exhibit 10.5 to the Registrant’s Registration Statement on Form  F-1, filed with the Commission on December 2, 2011).

4.5           Luxfer Holdings PLC  Executive Officer IPO Stock Option Grants (filed as exhibit 10.6 to the Registrant’s Registration Statement on Form  F-1, filed with the Commission on  December 2, 2011).

4.6           Luxfer Holdings PLC Non-Executive Director IPO Stock Option Grants (filed as exhibit 10.7 to the Registrant’s Registration Statement on Form  F-1, filed with the Commission on  December 2, 2011).

5.1            Opinion of Cleary Gottlieb Steen & Hamilton LLP, as to the legality of issuance of the ordinary shares offered hereby.

23.1           Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2           Consent of Cleary Gottlieb Steen & Hamilton LLP (included in exhibit 5.1).

24.1           Power of Attorney (included on signature pages).

Item 9.  Undertakings

(a)  The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of the employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Luxfer Holdings PLC, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salford, England, on October 10, 2012.

LUXFER HOLDINGS PLC

By:  /s/ Brian Gordon Purves
Name: Brian Gordon Purves
Title:    Chief Executive

POWER OF ATTORNEY

We, the undersigned directors and officers of Luxfer Holdings PLC (the “Company”), do hereby severally constitute and appoint Brian Gordon Purves, Andrew Michael Beaden and Linda Frances Seddon, and each of them, as our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the Registration Statement of the Company on Form S-8 including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do each hereby ratify and confirm that said attorney and agent shall do or cause to be done by virtue hereof.  This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brian Gordon Purves	Chief Executive and Director (Principal Executive Officer)	October 10, 2012
Brian Gordon Purves
/s/ Andrew Michael Beaden	Group Finance Director (Principal Financial and Accounting Officer)	October 10, 2012
Andrew Michael Beaden

/s/ Peter Joseph Kinder Haslehurst	Director	October 10, 2012
Peter Joseph Kinder Haslehurst

/s/ Joseph Allison Bonn	Director	October 10, 2012
Joseph Allison Bonn

/s/ Kevin Sean Flannery	Director	October 10, 2012
Kevin Sean Flannery

/s/ Donald Puglisi	Authorized Representative of Luxfer Holdings PLC in the United States	October 10, 2012
Donald Puglisi

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing
4.1	The Memorandum and Articles of Association of Luxfer Holdings PLC, as currently in force	Filed as exhibit 3.1 to the Registrant’s Registration Statement on Form F-1, filed with the Commission on December 2, 2011.

4.2	Luxfer Holdings PLC Executive Share Option Plan	Filed as exhibit 10.3 to the Registrant’s Registration Statement on Form F-1, filed with the Commission on December 2, 2011.

4.3	Luxfer Holdings PLC Long-Term Umbrella Incentive Plan	Filed as exhibit 10.4 to the Registrant’s Registration Statement on Form F-1, filed with the Commission on December 2, 2011.

4.4	Luxfer Holdings PLC Non-Executive Directors Equity Incentive Plan	Filed as exhibit 10.5 to the Registrant’s Registration Statement on Form F-1, filed with the Commission on December 2, 2011.

4.5	Luxfer Holdings PLC Executive Officer IPO Stock Option Grants	Filed as exhibit 10.6 to the Registrant’s Registration Statement on Form F-1, filed with the Commission on December 2, 2011.

4.6	Luxfer Holdings PLC Non-Executive Director IPO Stock Option Grants	Filed as exhibit 10.7 to the Registrant’s Registration Statement on Form F-1, filed with the Commission on December 2, 2011.

5.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP, as to the legality of issuance of the ordinary shares offered hereby	Filed herewith

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm	Filed herewith

23.2	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.1)	Filed herewith

24.1	Power of Attorney	Included on Signature Pages